Exhibit 99.1

Press Release

Contacts:	Susan Lehman Rockpoint Public Relations 510-832-6006 susan@rockpointpr.com	Bonnie Mott, Investor Relations Manager Ikanos Communications 510-438-5360 bmott@ikanos.com

Ikanos Communications Signs Development

Pact with Strategic European OEM

and Updates Third Quarter Guidance

Fremont, Calif., August 27, 2007 — Ikanos Communications, Inc. (NASDAQ: IKAN), a leading developer and provider of Fiber Fast™ broadband solutions, today announced that it has entered into a $1.6 million strategic non-exclusive development and feasibility study agreement with a leading European original equipment manufacturer (OEM) that supplies solutions that deliver triple play services. This extension of the parties’ relationship leverages the OEM’s extensive DSL and networking system expertise, sets forth a time line that is compatible with Ikanos’ next generation design cycle, and explores highly integrated, low-power architectures for next generation, multi-mode VDSL2/ADSLx products that are expected to meet worldwide carriers’ requirements and deployment trajectories.

“I am pleased to have the commitment of our strategic OEM customer in this pursuit,” said Michael A. Ricci, Ikanos’ president and CEO. “We expect that our next generation of products will have significantly more system-level architecture innovation. We believe this innovation will result in a more tightly integrated, lower power platform that is easier to design with and manufacture, resulting in faster time to revenue.”

Third Quarter Outlook:

Ikanos has determined that, because this agreement involves consideration given to a customer, the company is required by applicable accounting rules to record the consideration against revenue. Accordingly, the Company’s previously reported revenue guidance for the quarter ending September 30, 2007 has decreased by $1.6 million and is now expected to be between $26.4 million and $28.4 million. Non-GAAP gross margins are now expected to be between 39% and 41% in the third quarter of 2007. As previously described to investors, the company refers to gross margins as the result of revenue less cost of revenue divided by revenue. GAAP gross margins in the third quarter of 2007 will be lower than non-GAAP gross margins, as they will include amortization of acquisition-related intangibles, and charges related to stock-based compensation expense in accordance with FAS 123(R).

About Ikanos Communications, Inc.

Ikanos Communications, Inc. (NASDAQ: IKAN) develops chips that enable carriers to offer Fiber Fast™ bandwidth and Gigabit network processing for enhanced triple play services. Ikanos’ multi-mode VDSL2/ADSLx and network processor solutions power access infrastructure and customer premises equipment for many of the world’s leading network equipment manufacturers. Ikanos’ solutions enable fast and cost-effective carrier rollouts of interactive broadband services, including IPTV. For more information, visit www.ikanos.com.

© 2007 Ikanos Communications, Inc. All Rights Reserved. Ikanos Communications, Ikanos, the Ikanos logo, Ikanos Programmable Operating System, CleverConnect, Eagle, Fiber Fast, Fusiv, Fx, FxS, LoopNostics, SmartLeap and VLR are among the trademarks or registered trademarks of Ikanos.

Cautionary Statement

This press release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the development and customer acceptance of the technologies described in this release could differ from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to statements concerning the currently expected or anticipated benefits of the products that may be developed by Ikanos as a result of the development and feasibility study agreement announced today. For a further discussion of the risks and uncertainties in the company’s business and future product plans, which could cause actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. We cannot assure that the events and circumstances reflected in the forward-looking statement will be achieved or occur, nor do we undertake any obligation to update any forward-looking statements for any reason after the date of this press release.

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